UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) July 17, 2024

Unusual Machines, Inc.

(Exact name of registrant as specified in its charter)

Nevada	333-270519	66-0927642
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

4677 L B McLeod Rd, Suite J
Orlando, FL	32811
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (855) 921-4600

N/A

(Former name or former address, if changed since last report.)

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of Each Class	Trading Symbol(s)	Name of Each Exchange on Which Registered
Common Stock, $0.01	UMAC	NYSE American

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01 Entry into a Material Definitive Agreement.

Red Cat Holdings, Inc.’s Sale of Securities

On July 22, 2024, Unusual Machine’s Inc.’s (the “Company”) principal shareholder, Red Cat Holdings, Inc. (“Red Cat”) sold all of its securities in the Company to two unaffiliated third party investors (the “Investors”). Red Cat’s Chief Executive Officer, Jeffrey Thompson, is a member of our Board of Directors. As part of the transaction, on July 22, 2024, Red Cat entered into an Exchange Agreement with the Company pursuant to which Red Cat exchanged 4,250,000 shares of the Company’s common stock, par value $0.01 per share for 4,250 shares of the Company’s newly designated Series A Convertible Preferred Stock (the “Series A”). Red Cat then sold the Series A and the New Notes, as defined, to the Investors on July 22, 2024.

On February 16, 2024, the Company issued Red Cat a $2,000,000 8% Promissory Note with interest payable monthly and the principal due in 18 months (the “Original Note”). On July 19, 2024, the Original Note was reissued to Red Cat and simultaneously transferred to the Investors in two separate promissory notes (the “New Notes”) with (i) an increased aggregate principal amount of $4,000,000 to give effect to certain working capital adjustments discussed below, and (ii) a maturity date of November 30, 2025. In the event of a qualified financing of debt or equity where the Company receives net proceeds of $5.0 million in one or more related transactions, the Investors may require the Company to repay the New Notes with accrued interest thereon in cash. Upon an event of default, the Investors may require the Company to convert the New Notes into shares of our common stock, subject to beneficial ownership limitations set forth in the New Notes, at a conversion price equal to an amount of the 10 day average VWAP, as defined in the New Notes prior to the conversion date.

The foregoing descriptions of the Exchange Agreement and New Notes do not purport to be complete and are qualified in their entirety by reference to the full text of the respective documents, copies of which are filed hereto as Exhibit 10.1 and Exhibit 4.1, respectively, and are incorporated herein by reference.

Working Capital Adjustment Agreement

On February 16, 2024, the Company acquired as its subsidiaries, Fat Shark Holdings Ltd. and Rotor Riot LLC pursuant to a Share Purchase Agreement dated November 21, 2022, as amended. The Share Purchase Agreement provided that the purchase price was to be increased on a dollar for dollar basis by the amount by which the working capital exceeded the agreed working capital (the “Working Capital Adjustment”). After negotiations between the parties, it was determined that the Company owed Red Cat $2,000,000 as a Working Capital Adjustment.

Thus, on July 22, 2024, the Company, Red Cat, and Mr. Thompson entered into a Closing Date Working Capital Agreement and Consent under which the parties agreed to (i) increase of the principal amount of the Original Note by $2,000,000, and (ii) extend the maturity date of the Original Note, resulting in the issuance of the New Note.

The foregoing description of the Closing Date Working Capital Agreement and Consent does not purport to be complete and is qualified in its entirety by reference to the full text of the Closing Date Working Capital Agreement and Consent, a copy of which is filed hereto as Exhibit 10.2 and is incorporated herein by reference.

Item 3.02 Unregistered Sales of Equity Securities.

To the extent required by Item 3.02, the information contained in Item 1.01 regarding the issuance of the Series A to Red Cat is incorporated by reference. The transaction was exempt from registration pursuant to Section 3(a)(9) of the Securities Act of 1933.

Item 5.03 Amendments to Articles of Incorporation or Bylaws.

On July 17, 2024, following approval by the Board of Directors, the Company filed a Certificate of Designations, Preferences, and Rights of the Series A Convertible Preferred Stock (the “COD”) with the Nevada Secretary of State. The COD designated 4,250 shares of Series A Convertible Preferred Stock (the “Series A”), par value $0.01 per share. The Series A ranks senior to both the Company’s common stock and any other series of preferred stock with respect to the preferences as to dividends, distributions, and payments, upon the liquidation, dissolution, and winding up of the Company. Each share of Series A may be converted into 1,000 shares of the Company’s common stock.

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The Series A has a conversion beneficial ownership limitation of 4.99%, or 9.99% upon election of the holder upon at least 61 days written notice to the Company. The Series A has no voting rights, except as required by law and as expressly provided in the COD. The COD became effective on July 17, 2024.

The foregoing description of the Series A and the COD does not purport to be complete and is qualified in its entirety by reference to the COD, a copy of which is filed hereto as Exhibit 3.1 and is incorporated herein by reference.

Item 7.01 Regulation FD Disclosure.

On July 22, 2024, the Company issued a press release announcing the Working Capital Adjustment Agreement and certain other related transactions. A copy of the press release is being furnished as Exhibit 99.1.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Exhibit
3.1	Certificate of Designations, Preferences, and Rights of the Series A Convertible Preferred Stock of Unusual Machines, Inc.
4.1	Form of 8% Promissory Note *
10.1	Form of Exchange Agreement *
10.2	Form of Closing Date Working Capital Agreement and Consent *
99.1	Press Release issued by Unusual Machines, Inc. on July 22, 2024
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

 * Certain schedules, appendices and exhibits to this agreement have been omitted in accordance with Item 601(b)(2) of Regulation S-K. A copy of any omitted schedule and/or exhibit will be furnished supplementally to the Securities and Exchange Commission staff upon request.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Unusual Machines, Inc.

Date: July 22, 2024	By:	/s/ Allan Evans
	Name:	Allan Evans
	Title:	Chief Executive Officer

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